UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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California Water Service Group
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April 2, 2020

Dear Stockholder:

The coronavirus pandemic has presented unprecedented challenges to our country and our company. Our response reflects our commitment to improving the quality of life for customers, communities, employees, and stockholders. We believe we were well prepared as a result of our Enterprise Risk Management planning process, emergency response training, and early engagement on the issue.

In January, we established a team to monitor the coronavirus epidemic, and by the end of the month, we had completed our annual, all-employee training on pandemic and flu prevention. In February, we formed a Task Force and activated our Emergency Operations Center to provide an effective response to a rapidly changing situation. Our priorities have been keeping employees safe, providing uninterrupted service to customers, helping our communities, and maintaining our financial strength.

Keeping Employees Safe

Early on, we identified any jobs that could be done remotely, and equipped those employees to do so. For employees who are needed onsite, we staggered shifts, arranged work spaces to allow for social distancing, increased the daily and deep-cleaning of our facilities, and are providing hand sanitizers, masks, and disinfecting wipes. We are also communicating regularly the importance of washing hands thoroughly and frequently, covering coughs and sneezes, and staying home when sick. And, although our employees have paid sick leave, we made an additional 15 days of paid time off available to employees specifically for coronavirus-related issues. Finally, we retained a recognized infectious disease expert to aid in our ongoing response.

Providing Uninterrupted Service to Customers

As part of our ongoing response effort, we are tracking employee availability, planning for various scenarios, and assessing our business continuity and management succession plans. We have also assessed our supply chain and secured critical inventory and commitments from key vendors. We have a critical mission, and that is to provide an uninterrupted supply of safe water to our customers and first responders. To that end, we have suspended customer collection activities and shutoffs for non-payment.

Helping Our Communities

We are contributing $500,000 to assist those who have been affected by the pandemic. We are in the process of determining where our funds are needed most, and we are targeting earmarking a significant portion for customers who have a suffered job loss or other hardship as a result of the coronavirus.

Maintaining Financial Strength

Any major disruption to the economy such as this will have financial implications. We entered this period of uncertainty with a strong balance sheet and solid credit. No one can predict with certainty the full financial and operational effects of this crisis, but we believe we are well-positioned to respond when they come and to minimize the impacts for our stockholders, customers, and employees.

We are designated as critical infrastructure, providing a service that is absolutely essential to the health and well-being of our customers and communities. This important status requires that we not shelter-in-place, but instead, show up on the front lines and deliver what is needed most during this time of crisis. Our employees are laser-focused on serving our customers, practicing good hygiene and safety practices, and doing what we do best: providing safe, clean water. I have never been prouder to be part of the California Water Service Group team.

Sincerely,

Martin A. Kropelnicki
President & CEO

This letter contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions' decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.